Exhibit 16.1

July 13, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of FiberNet Telecom Group, Inc.’s Form 8-K dated July 10, 2007, and have the following comments:

1.	We agree with the statements made in the five paragraphs under the heading “Previous Independent Registered Public Accounting Firm”.

2.	We have no basis on which to agree or disagree with the statements made in the two paragraphs under the heading “New Independent Registered Public Accounting Firm”.

Yours truly,

/S/ DELOITTE & TOUCHE LLP